FOR IMMEDIATE DISTRIBUTION                Contact:      Troy Beatty
                                                        Chief Financial Officer
                                                        (402) 371-2520


                  SUPERTEL HOSPITALITY AND PMC COMMERCIAL TRUST
              TERMINATE MERGER AGREEMENT, CITING MARKET CONDITIONS


     Norfolk,  Neb. - October 15, 1998 -- Supertel  Hospitality,  Inc.  (NASDAQ:
SPPR) announced today that Supertel and PMC Commercial Trust (AMEX: PCC) have mutually agreed to terminate their June 3, 1998 Merger Agreement due to unfavorable stock market conditions. The parties have executed mutual releases.

     Under the terms of the Merger Agreement, Supertel stockholders would have received 0.6 shares of PCC common stock per share of Supertel common stock. However, Supertel had the right to terminate the Merger Agreement if the average trading price of PCC common stock prior to the merger was less than $17.50 per share, subject to the right of PCC to increase the exchange ratio in order to provide value to Supertel holders equivalent to the value which would be received by them if the average trading price of PCC common stock were $17.50. Consequently, at current market prices, PCC would have been required to issue substantial additional shares in order for Supertel to have been obligated to consummate the merger.

     Paul J. Schulte, president and chief executive officer of Supertel, noted that setbacks in the stock market have led to general decline in the stock values of real estate investment trusts over the past several months. Schulte continued, "Unfortunately, the transaction no longer provides the intended value to all stockholders groups. We continue to have high regard for the PCC management team and wish them success in the future."

     Supertel owns and operates limited service motel properties under Super 8, Comfort Inn and Wingate Inn names. Supertel has 63 motels, primarily in the Midwest and Texas.